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                                   ICO, INC.
                      EXHIBIT 99 - SAFE HARBOR DISCLOSURE


The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation in many instances for forward-looking statements. In order to take advantage of the Act, such statements must be accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those that might be projected. This exhibit to the Registrant's Form 10-Q is being filed in order to allow the Registrant to take advantage of the new provisions of this Act by providing the following cautionary statements.

Risk Factors Affecting ICO

ICO's business operations are subject to a number of uncertainties and risks which could adversely affect its performance in the future. Among these are the following factors:

The significant indebtedness incurred as a result of the placement of the Senior Notes due 2007 in June 1997 has several important implications for the Company, including, but not limited to, the following: (i) a substantial portion of the company's cash flow from operations must be dedicated to service the Company's indebtedness, (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions or for other purposes may be restricted, (iii) the Company's flexibility to expand, make capital expenditures, acquisitions or for other purposes may be impaired, (iv) the indenture relating to the Senior Notes contains, and future agreements relating to the Company's indebtedness may contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets or to merge or consolidate with another entity (failure to comply with these provisions may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company), and (v) the ability of the Company to satisfy its obligations pursuant to such indebtedness will be dependent upon the Company's future performance which, in turn, will be subject to management, financial, business, regulatory and other factors affecting the business and operations of the Company, some of which are not in the Company's control. If the Company cannot satisfy its obligations related to such indebtedness, substantially all of the Company's long-term debt could be in default and could be declared immediately due and payable which would have a material adverse effect on the Company.

Demand for the Company's oilfield services principally depends upon the level of domestic oil and gas drilling activity, which in turn depends upon factors such as the level of oil and gas prices, expectations about future oil and gas prices, the cost of exploring for and producing oil and gas, worldwide weather conditions, international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. No assurance can be given that current levels of domestic oil and gas exploration activities will continue or that the demand for the Company's services will continue to reflect the level of activity in the industry generally. Industry conditions will continue to be influenced by numerous factors over which the Company will have no control. Over the last several years, drilling activity has increased due to technological advances, royalty relief in deep offshore waters and relatively stable oil and gas prices. A material decline in oil or gas prices or domestic industry activity could have a material adverse effect on the Company's oilfield service business, results of operations and prospects. Furthermore, the oilfield services business is substantially seasonal, reflecting the pattern of oilfield drilling and workovers, with the first and fourth quarters of the fiscal years having generally higher levels of activity.

The operations of the Company's oilfield services and specialty petrochemical processing businesses are dependent to a certain degree upon proprietary technology, know-how and trade secrets either developed by the Company or licensed to it by third parties. In many cases, these or equivalent processes or technologies are available to the Company's competitors, customers and others. In addition, there can be no assurance that such persons will not develop substantially equivalent or superior proprietary processes and technologies. The development by others of equivalent or superior information, processes or technologies could have a material adverse effect on the Company.

The Company recently entered the specialty petrochemical processing industry with its acquisition of Wedco in April 1996, and had no experience in the industry prior to the acquisition. Since the acquisition of Wedco, the Company has expanded its specialty petrochemical processing business with the acquisitions of PSI and Bayshore in July 1996 and December 1996, respectively, the Rotec and Micropowders Business acquisitions in April 1997, the Micronyl acquisition in May 1997, and the Verplast acquisition in July 1997, and the success of the Company will depend, in part, on the company's ability to integrate the operations of these specialty petrochemical processing companies, including centralizing certain functions to achieve cost savings, successfully implementing the Company's announced plan to discontinue petrochemical size reduction services at plants in Houston, Texas and Long Beach, California (which have been closed) and Maywood, Illinois (which is expected to be closed during fiscal 1997) and developing programs and processes that will promote cooperation among the businesses and the sharing of resources. In addition, the recent



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growth of the Company will place significant demands on the Company's management, internal systems and networks. There can be no assurance that the Company will be able to effectively manage or implement its plans for these operations or that if implemented such plans will be successful. In addition, in fiscal 1997 the Company began to expand the distribution aspects of its specialty petrochemical production services business through the acquisition of the Micropowders Business, the execution of supply agreements with Borealis and Exxon Chemical Holland and the acquisitions of Rotec and Verplast. Each of these operations, as well as the Bayshore operation, will require the Company to buy and manage inventories of supplies and products in the specialty petrochemical processing business. The Company's entry into the distribution portion of this business may require the Company to maintain greater levels of working capital than it has historically and to manage the risk of ownership of commodity inventories having fluctuating market values. The maintenance of excessive inventories in these businesses could expose the Company to losses from drops in market prices for its products while maintenance of insufficient inventories may result in lost sales to the Company.

The business cycles of the Company's petrochemical processing services segment are subject to changes in the cost of the petrochemicals produced by the major chemical companies; as a result, the cycles are relatively unpredictable. In addition, these business cycles may reflect cycles and prices in the petroleum industry which also affect the Company's oilfield services business segment and may make the Company as a whole vulnerable to the effect of changes in the petroleum industry.

A portion of the Company's current operations are conducted in international markets, particularly the Company's Western European specialty petrochemical processing services business. The Company expects to continue to seek to expand its international operations, particularly in Europe, through internal growth and acquisitions. The Company's international operations are subject to certain political, economic and other uncertainties, including, among others, risks of government policies regarding private property, taxation policies, foreign exchange restrictions and currency fluctuations and other restrictions arising out of foreign governmental sovereignty over areas in which the Company conducts business, and, possibly, civil disturbance or other forms of conflict. The Company has not historically hedged against the risks inherent in currency fluctuations, and there is no assurance the Company will be able to effectively hedge against such risks. Losses from the factors above could be material in those countries where the Company now has or may in the future have a concentration of assets.

 Since the beginning of fiscal 1994, the Company has made several acquisitions,
and management expects to acquire other businesses in the future.   There can
be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates and their owners, or that the Company will be able to profitably manage additional businesses or successfully integrate such additional businesses into the Company at all, or without substantial costs, delays or other problems. There can be no assurance that businesses acquired will achieve sales and profitability that justify the investment made by the Company. Any inability on the part of the Company to control these risks effectively and integrate and manage acquired businesses could have a material adverse effect on the Company.

The Company is subject to numerous and changing local, state, federal and foreign laws and regulations concerning the use, storage, treatment, disposal and general handling of hazardous materials, some of which may be considered to be hazardous wastes, and restricting releases of pollutants and contaminants into the environment. These laws and regulations may require the Company to obtain and maintain is operations in compliance with certain permits and other authorizations mandating procedures under which the Company will operate and restricting emissions. Many of these laws and regulations provide for strict joint and several liability for the costs of cleaning up contamination resulting from releases of regulated materials into the environment.
Violations of mandatory procedures under operating permits may result in fines, remedial actions or, in more serious instances, shutdowns or revocation of permits or authorizations. There can be no assurance that a review of the Company's past, present or future operations by courts or federal, state, local or foreign regulatory authorities will not result in determinations that could have a material adverse effect on the Company's financial condition or results of operations. In addition, the revocation of any of the company's material operating permits, the denial of any material permit application or the failure to renew any material interim permit, could have a material adverse effect on the Company. The Company cannot predict what environmental laws and regulations will be enacted or adopted in the future or how such future law or regulation will be administered or interpreted. Compliance with more stringent environmental laws and regulations, more vigorous enforcement policies, or stricter interpretations of current laws and regulations, or the occurrence of an industrial accident, could have a material adverse effect on the Company.

Each of the industries in which the Company participates is highly competitive. Some competitors or potential competitors of the Company have substantially greater financial or other resources than the Company. The inability of the Company to effectively compete in its markets would have a material adverse effect on the Company.




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